Exhibit 99.1

Material Sciences Corporation Sells Certain Coil Coating Assets to Roll Coater, Inc.

ELK GROVE VILLAGE, Ill., April 12, 2010 /PRNewswire via COMTEX/ —Material Sciences Corporation (OTC Bulletin Board: MASC), a leading provider of material-based solutions for acoustical and coated metal applications, today announced the sale of a portion of its coil coating assets, associated business base and related goodwill to Roll Coater, Inc. Roll Coater purchased the coil coating machinery, related processing equipment, corresponding customer base and goodwill associated with Material Sciences’ Plant #7 in Elk Grove Village, Illinois. Based on fiscal 2010 shipments, the associated business base includes approximately $28.6 million of general-line coil coated products.

Supported by Willis Stein & Partners, Roll Coater paid $10 million in cash for the assets. In addition, Material Sciences and Roll Coater entered into a multi-year lease agreement to store the purchased equipment. The transaction did not include the sale of any real estate by Material Sciences. Proceeds to the company will be reduced by investment banking, restructuring and facility wind-down expenses associated with the transaction.

As part of the agreement, Material Sciences will not develop, manufacture or sell general-line coil coating products in some North American markets for five years. The company has committed to complete the wind-down of its Plant #7 operations and exit the related business no later than June 11, 2010. Material Sciences still retains the right to provide some coil coated products to specific customers. It also will continue to sell certain specialty products including—but not limited to—Electrobrite(R), Viva-Color(R), Quiet Steel(R), Deco Steel(R), rubber coated products, film laminated, and all automotive products made at its Plant #2 Elk Grove Village, Illinois, and Walbridge, Ohio facilities.

“Completing this transaction is a key element of Material Sciences’ long-term growth strategy,” said Clifford D. Nastas, chief executive officer. “It enables the company to redeploy significant resources—which had been trapped in a commodity segment of the metal coating industry—into other growth markets. Our board of directors is evaluating all options for the cash generated from this transaction, including investments in market segments and geographical regions with the greatest potential to generate value for our shareholders.”

Conference Call Today

Material Sciences will host a conference call later today, at 4:00 p.m. Central Time to discuss this transaction. Clifford D. Nastas, chief executive officer, and James D. Pawlak vice president, chief financial officer, corporate controller and corporate secretary, will review the transaction and answer questions.

Material Sciences invites security analysts and institutional investors to participate in the conference call by dialing 877-407-9210 several minutes before the call begins. International participants should dial 201-689-8049. An audio replay will be available for one week at 877-660-6853 for domestic callers, and 201-612-7415 for international access. The account number for this conference is 286 and the conference code is 349247.

The company invites other investors to listen to the presentation, which will be carried live on Material Sciences’ Web site: www.matsci.com. A replay of the call will be available on the site about two hours after the call ends and for the following 30 days. Those who wish to listen should go to the Web site several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct applications at no charge.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated metal applications. Material Sciences uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. The company’s stock is traded on the OTC Bulletin Board under the symbol MASC.

Additional information about Material Sciences is available at www.matsci.com.

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